Exhibit 2.5

AMENDMENT NO. 4
TO
STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 4 TO STOCK PURCHASE AGREEMENT, dated as of October 12, 2004 (this “Amendment”), is made by and between OneBeacon Insurance Company, a stock insurance company duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Seller”), and Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

     WHEREAS, the Seller and the Purchaser have previously entered into that certain Stock Purchase Agreement, dated as of March 22, 2004, as amended by that certain Amendment No. 1 to Stock Purchase Agreement, dated as of May 4, 2004, that certain Amendment No. 2 to Stock Purchase Agreement, dated as of July 1, 2004, and that certain Amendment No. 3 to Stock Purchase Agreement, dated as of July 13, 2004 (together, the “Stock Purchase Agreement”), whereby the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the issued and outstanding shares of capital stock of Potomac Insurance Company of Illinois, on the terms and subject to the conditions set forth therein; and

     WHEREAS, the Seller and the Purchaser now wish to further amend the Stock Purchase Agreement pursuant to Section 11.4 thereof.

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1. Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1. Amendment of Section 1.4 — Closing. The last sentence of the first paragraph of Section 1.4 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“Neither party shall have the obligation to consummate the Closing unless the Closing shall have occurred on or before November 17, 2004.”

     Section 2.2. Amendment of Section 10.4 — Termination. Sub-section “(y)” of the second proviso of Section 10.4(c) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(y) the Closing shall not have occurred on or before November 17, 2004, the Seller may immediately terminate this Agreement and the transactions contemplated hereby shall be deemed abandoned”

ARTICLE III

MISCELLANEOUS

     Section 3.1. Interpretation. The term “Agreement” as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as further amended hereby.

     Section 3.2. Continuing Effect of Stock Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Stock Purchase Agreement not expressly referred to herein. The Stock Purchase Agreement shall remain in full force and effect as further amended hereby.

     Section 3.3. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ONEBEACON INSURANCE COMPANY

By:	/s/ Gregory P. Winn

Name: Gregory P. Winn
Title: VP and Treasurer

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith

Name: Courtney C. Smith
Title: President

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